EXHIBIT 21.1

Subsidiaries of United Fuel &
Energy Corporation

Name of subsidiary	State of Incorporation

United Fuel & Energy Corporation	Texas
(formerly known as
Eddins-Walcher Company)

Three D Oil Co of Kilgore, Inc.	Texas